Exhibit 99.1

Speedus Announces Nasdaq Notification; Independent Director Becomes Executive Chairman of Subsidiary

December 15, 2008 – Freehold, New Jersey

Speedus Corp. (NASDAQ: SPDE) today announced that on December 12, 2008, the Company received written notification from The Nasdaq Stock Market advising the Company that it no longer complies with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350 and does not meet the independent director requirement under Marketplace Rule 4350(c)(1). These rules require that the Company’s Audit Committee be comprised of at least three members, each of whom must be independent and meet other requirements under Marketplace Rule 4350, and that a majority of the Company’s Board of Directors be comprised of independent directors. This notification has no effect on the listing of the Company’s common stock at this time.

The Company became non-compliant with these rules when Mr. Christopher Vizas, previously an independent director and member of the Audit Committee, accepted a position as Executive Chairman of Density Dynamics Corporation, a recently acquired majority-owned subsidiary of Speedus and pioneer of Green Solid RAM memory and processing products. Density Dynamics can be found on the web at www.densitydynamics.com. Mr. Vizas will remain on the Board of Directors of Speedus.

The Company has commenced a search process and expects to comply with the applicable Marketplace Rules as soon as practicable, but no later than the expiration of the “cure” periods provided by Nasdaq, as described below.

With regard to the audit committee requirement, Nasdaq has provided the Company until the earlier of the Company’s next annual shareholders’ meeting or December 2, 2009; or, if the next annual shareholders’ meeting is held before June 1, 2009, June 1, 2009, to regain compliance. If the Company does not comply with the rule by that date, the Company will receive notification that its common stock will be delisted from The Nasdaq Stock Market. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

With regard to the independent director requirement, Nasdaq is reviewing the Company’s eligibility for continued listing on The Nasdaq Stock Market. On or before December 29, 2008, the Company must provide to Nasdaq its specific plan and timetable to achieve compliance with the rules. If, after conclusion of its review process, Nasdaq determines that the plan is not adequate, the Company will receive notification that its common stock will be delisted from The Nasdaq Stock Market. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company's sales, marketing and support efforts.